Exhibit 99.1

         JAKKS Pacific(R) Reports 2007 Third Quarter Results

        -- Achieves Record Third Quarter Sales and Earnings --

            -- Reiterates Record Year Guidance for 2007 --

    MALIBU, Calif.--(BUSINESS WIRE)--Oct. 22, 2007--JAKKS Pacific, Inc. (NASDAQ:JAKK), a leading toy and consumer products company, announces results for the Company's third quarter and first nine months ended September 30, 2007.

    Third quarter 2007 net sales were $318.4 million, compared to $295.8 million recorded in the comparable period last year. Net income for the third quarter was $47.3 million, or $1.45 per diluted share, compared to $40.5 million, or $1.26 per diluted share, reported in the third quarter of 2006.

    Net sales for the nine months ended September 30, 2007 were $572.0 million, compared to $527.1 million during the same period in 2006. Net income for the first nine months of 2007 was $55.6 million, or $1.75 per diluted share, compared to the first nine months of 2006 earnings of $49.2 million, or $1.57 per diluted share.

    "We shipped many of our major holiday items during the third quarter, and are quite pleased with the distribution and retail sell-throughs we have been experiencing, as well as with the reception by retailers and the media, as evidenced by our inclusion on virtually all of this season's Hot Holiday Toy Lists," said Jack Friedman, Chairman and Chief Executive Officer, JAKKS Pacific. "We are proud of our most expansive product line to date and are seeing positive momentum at retail thus far into the fourth quarter. We believe both JAKKS and our product lines are well positioned for the 2007 holiday season."

    "We have a number of noteworthy drivers for JAKKS this year, including our Hannah Montana(TM) toys, WWE(R) and Pokemon(R) toys, classic Disney(R) Princess role play items, and electronic toys, most notably, the Plug it in and Play EyeClops(TM) Bionic Eye," added JAKKS' President and Chief Operating Officer, Stephen Berman. "We expect kids and adults everywhere will also want our 25th Anniversary Collectible Care Bears(R) Plush, Disney's The Cheetah Girls(TM) dolls and playsets, Puppy in My Pocket(R) toys, among others.

    "Earlier this month we previewed JAKKS' 2008 product portfolio to retailers at the Dallas Fall Toy Preview, and the response was excellent. We expect to introduce new initiatives based on popular licenses, such as Neopets(R), Discovery Kids(R), the Disney epic, The Chronicles of Narnia(R), The Wiggles(R) and SpongeBob SquarePants(R), along with new initiatives based on popular and emerging trends of our time. We also look forward to new, expanded lines based on classic characters and the premiere brands currently in our portfolio."

    Friedman continued, "We remain confident that JAKKS Pacific will achieve at least its previously announced 2007 full-year guidance of $800 million in net sales and net income of $75.8 million, or $2.39 per diluted share. Our financial position remains very strong and, as of September 30, 2007, JAKKS had approximately $342.2 million in working capital, including $186.6 million cash and equivalents."

    Berman concluded, "We continue to evaluate potential acquisition opportunities, and believe that our free cash flow, along with cash and equivalents we have on hand, position us well to execute on this component of our business growth strategy. At the same time, we continue to invest our resources in product development and licensing and marketing opportunities that we expect will benefit both JAKKS and ultimately our valued shareholders. Overall, we are excited by the future that lies ahead for JAKKS Pacific."

    Conference Call

    JAKKS Pacific is hosting a teleconference today at 7:00 a.m. PDT (10:00 a.m. EDT) on October 22, 2007. Anyone interested will be able to listen to the teleconference via the Internet at www.jakks.com, www.CompanyBoardroom.com, or www.StreetEvents.com. These website will host an archive of the teleconference for 30 days. A telephone playback will also be available from 11:00 a.m. ET on October 22, 2007 through 12:00 a.m. ET on November 22, 2007, and can be accessed by calling 800-642-1687, or 706-645-9291 for international callers, pass code "21236036."

    About JAKKS Pacific, Inc.

    JAKKS Pacific, Inc. (NASDAQ:JAKK) is a multi-brand company that designs and markets a broad range of toys and consumer products. The product categories include: Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics, Dolls, Dress-Up, Role Play, and Pet Toys and Accessories. The products are sold under various brand names including JAKKS Pacific(R), Play Along(R), Flying Colors(R), Creative Designs International(TM), Road Champs(R), Child Guidance(R), Pentech(R), Trendmasters(R), Toymax(R), Funnoodle(R), Go Fly a Kite(R), Color Workshop(R), JAKKS Pets(TM) and Plug It In & Play TV Games(TM). JAKKS and THQ Inc. participate in a joint venture that has worldwide rights to publish and market World Wrestling Entertainment video games. For further information, visit www.jakks.com.

    This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.


                 JAKKS Pacific, Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets


                                           September 30,  December 31,
                                                2007          2006
                                           -------------- ------------
                                                 (In thousands)

                                ASSETS

Current assets:
  Cash and cash equivalents                     $186,589     $184,489
  Marketable securities                              216          210
  Accounts receivable, net                       209,056      153,116
  Inventory, net                                  93,762       76,788
  Deferred income taxes                            8,537       10,592
  Prepaid expenses and other current assets       27,771       26,543
                                           -------------- ------------
    Total current assets                         525,931      451,738
                                           -------------- ------------

Property and equipment                            55,963       49,781
Less accumulated depreciation and
 amortization                                     35,427       32,898
                                           -------------- ------------
  Property and equipment, net                     20,536       16,883
                                           -------------- ------------

Deferred income taxes                              1,566            -
Goodwill, net                                    340,007      337,999
Trademarks & other assets, net                    49,215       60,401
Investment in video game joint venture            18,025       14,873
                                           -------------- ------------
    Total assets                                $955,280     $881,894
                                           ============== ============


                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses         $145,657     $120,238
  Reserve for sales returns and allowances        19,399       32,589
  Income taxes payable                            18,636       18,548
                                           -------------- ------------
    Total current liabilities                    183,692      171,375
                                           -------------- ------------

Long term debt                                    98,000       98,000
Other liabilities                                  6,003          854
Income taxes payable                               9,598            -
Deferred income taxes                              2,244        2,377
                                           -------------- ------------
                                                 115,845      101,231
                                           -------------- ------------
    Total liabilities                            299,537      272,606

Stockholders' equity:
  Common stock, $.001 par value                       28           28
  Additional paid-in capital                     307,145      300,255
  Retained earnings                              352,020      312,432
  Accumulated other comprehensive income
   (loss)                                         (3,450)      (3,427)
                                           -------------- ------------
                                                 655,743      609,288
                                           -------------- ------------
    Total liabilities and stockholders'
     equity                                     $955,280     $881,894
                                           ============== ============




                 JAKKS Pacific, Inc. and Subsidiaries
              Third Quarter Earnings Announcement, 2007
              Condensed Statements of Income (Unaudited)


                               Three Months Ended  Nine Months Ended
                                  September 30,       September 30,

                                 2007      2006      2007      2006
                               --------- --------- --------- ---------
                                (In thousands, expect per share data)

Net sales                      $318,391  $295,789  $572,000  $527,075
Less cost of sales
  Cost of goods                 163,034   155,466   296,532   269,546
  Royalty expense                29,181    25,793    54,638    46,878
  Amortization of tools and
   molds                          2,126     1,647     5,977     4,326
                               --------- --------- --------- ---------
  Cost of sales                 194,341   182,906   357,147   320,750
                               --------- --------- --------- ---------
    Gross profit                124,050   112,883   214,853   206,325
Direct selling expenses          20,132    21,908    40,956    48,132
Selling, general and
 administrative expenses         34,798    28,496    87,021    75,796
Depreciation and amortization     4,063     4,275    12,007    12,986
                               --------- --------- --------- ---------
    Income from operations       65,057    58,204    74,869    69,411
Other income (expense):
  Profit (loss) from video game
   joint venture                    908      (245)    3,117       732
  Interest income                 1,814     1,029     5,121     3,530
  Interest expense                 (692)   (1,133)   (3,855)   (3,400)
  Other expense                       -         -         -         -
                               --------- --------- --------- ---------
Income before provision for
 income taxes                    67,087    57,855    79,252    70,273
Provision for income taxes       19,769    17,356    23,662    21,083
                               --------- --------- --------- ---------
Net income                     $ 47,318  $ 40,499  $ 55,590  $ 49,190
                               ========= ========= ========= =========
  Earnings per share - diluted $   1.45  $   1.26  $   1.75  $   1.57
  Shares used in earnings per
   share - diluted               33,145    32,736    33,083    32,731


    CONTACT: JAKKS Pacific, Inc.
             Genna Rosenberg, 310-455-6235
             or
             Joel Bennett, 310-455-6210